EXHIBIT 24.1

August 1, 2005

Securities and Exchange Commission
Washington, D.C.

      Re:   SmartMetric, Inc.


To Whom It May Concern:

SmartMetric, Inc. (the "Company") is a corporation duly incorporated and validly existing and in good standing under the laws of the state of Nevada. The Company has full corporate powers to own its property and conduct its business, as such business is described in the prospectus. The Company is qualified to do business as a foreign corporation in good standing in every jurisdiction in which the ownership of property and the conduct of business requires such qualification.

This opinion is given in connection with the registration with the Securities and Exchange Commission of six million, six hundred sixty-six thousand and sixty six (6,666,666) Shares of Common Stock at a price of $1.50 per Share, for sale in the Company's proposed public Offering, as well as 8,721,094 shares of common stock and 3,000,000 shares of Class A common stock being offered by selling shareholders.

We have acted as counsel to the company in connection with the preparation of the Registration Statement on Form SB-2, pursuant to which such Shares are being registered and, in so acting, we have examined the originals and copies of the corporate instruments, certificates and other documents of the Company and interviewed representatives of the Company to the extent we deemed it necessary in order to form the basis for the opinion hereafter set forth. In such examination we have assumed the genuineness of all signatures and authenticity of all documents submitted to me as certified or photostatic copies. As to all questions of fact material to this opinion which have not been independently established, we have relied upon statements or certificates of officers or representatives of the Company.

All of the 6,666,666 Shares being registered are now authorized but unissued shares.

Based upon the foregoing, we are of the opinion that the 6,666,666 Shares of Common Stock of the Company being registered for sale by the Company, when issued and sold pursuant to this Registration Statement, and the 11,721,094 shares being offered by the selling shareholders are legally issued, fully paid and non-assessable and there will be no personal liability to the owners thereof.

The undersigned hereby consents to the use of this opinion in connection with such Registration Statement and its inclusion as an exhibit accompanying such Registration Statement, as well as its being named as counsel in the Company's Registration Statement under "Legal Matters."

Very truly yours,



/s/SCHONFELD & WEINSTEIN, L.L.P.
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SCHONFELD & WEINSTEIN, L.L.P.